UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WATSCO, INC.

(Exact name of registrant as specified in its charter)

Florida	59-0778222
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2665 South Bayshore Drive, Suite 901 Coconut Grove, Florida	33133
(Address of Principal Executive Offices)	(Zip Code)

WATSCO, INC. THIRD AMENDED AND RESTATED 1996 QUALIFIED EMPLOYEE STOCK

PURCHASE PLAN

(Full Title of the plan)

Ana M. Menendez

Chief Financial Officer and Treasurer

Watsco, Inc.

2665 South Bayshore Drive, Suite 901

Coconut Grove, Florida, 33133

(Name and address of agent for service)

(305) 714-4100

(Telephone number, including area code, of agent for service)

Copy to:

Jaret L. Davis, Esq.

Greenberg Traurig, P.A.

1221 Brickell Avenue

Miami, Florida 33131

(305) 579-0676

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.50 par value	100,000 shares	$38.44	$3,844,000	$151.07

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Watsco, Inc. Third Amended and Restated 1996 Qualified Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s common stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act and based upon the average of the high and low price of the Registrant’s common stock as reported on the New York Stock Exchange on February 27, 2008.

EXPLANATORY NOTE

The Watsco, Inc. Third Amended and Restated 1996 Qualified Employee Stock Purchase Plan (the “Plan”) was approved, adopted and ratified on May 25, 2007 to increase, by 100,000 shares, the number of shares of the Registrant’s common stock, par value $.50 per share, available for issuance thereunder. This Registration Statement is being filed pursuant to General Instruction E of Form S-8 to register such additional 100,000 shares of the Registrant’s common stock. Such shares are additional securities of the same class as other securities for which previously filed Registration Statements on Form S-8 (Registration Statement No. 333-126824, 333-39380, 333-80341 and 333-10363), filed with the Securities and Exchange Commission (the “SEC”) on July 22, 2005, June 15, 2000, June 9, 1999 and August 16, 1996, respectively, are effective. The contents of the above listed Registration Statements are incorporated by reference herein, except for Items 3, 8 and 9 of such previously filed Registration Statements, which are replaced and superseded by Items 3, 8 and 9 set forth in this Registration Statement.

After giving effect to the amendments to the Plan and the effectiveness of this Registration Statement on Form S-8, the total number of shares registered on Form S-8 and available for grant under the Plan will be 1,000,000.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act and the Explanatory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the SEC by the Registrant are hereby incorporated by reference in this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007; and

(b) the description of the Registrant’s Common Stock set forth in Registrant’s Form S-3 Registration Statement under the Securities Act (Registration No. 333-00371).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Legal Matters

The validity of the common stock offered hereby will be passed upon for the Registrant by Greenberg Traurig, P.A., Miami, Florida. Cesar Alvarez, a Director of the Registrant, is the President and Chief Executive Officer of Greenberg Traurig. Greenberg Traurig receives customary fees for legal services.

Item 8.	Exhibits

The exhibits to this Registration Statement are listed in the Index to Exhibits on the page following the Signatures page to this Registration Statement.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on February 29, 2008.

WATSCO, INC.
(Registrant)

By:	/s/ Ana M. Menendez
Ana M. Menendez
Chief Financial Officer (on behalf of the Registrant and as Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Albert H. Nahmad and Barry S. Logan, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents to be filed in connection therewith, with the SEC, hereby ratifying and confirming all that said attorneys-in-fact or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Albert H. Nahmad Albert H. Nahmad	Chairman of the Board and Chief Executive Officer (principal executive officer)	February 29, 2008

/s/ Barry S. Logan Barry S. Logan	Senior Vice President and Secretary	February 29, 2008

/s/ Ana M. Menendez Ana M. Menendez	Chief Financial Officer (principal accounting officer and principal financial officer)	February 29, 2008

/s/ Cesar L. Alvarez Cesar L. Alvarez	Director	February 29, 2008

/s/ Robert L. Berner III Robert L. Berner III	Director	February 29, 2008

/s/ Denise Dickins Denise Dickins	Director	February 29, 2008

/s/ Frederick H. Joseph Frederick H. Joseph	Director	February 29, 2008

/s/ Paul F. Manley Paul F. Manley	Director	February 29, 2008

/s/ Bob L. Moss Bob L. Moss	Director	February 29, 2008

/s/ George P. Sape George P. Sape	Director	February 29, 2008

/s/ Gary L. Tapella Gary L. Tapella	Director	February 29, 2008

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Registrant’s Amended and Restated Articles of Incorporation (1)

4.2	Registrant’s Bylaws (2)

4.3	Watsco, Inc. Third Amended and Restated 1996 Qualified Employee Stock Purchase Plan

5.1	Opinion of Greenberg Traurig, P.A.

23.1	Consent of Grant Thornton LLP

23.2	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney (included as part of the Signatures section of this Registration Statement)

(1)	Incorporated by reference to Exhibit 3.1 filed with the Registrant’s Form 10-Q dated June 30, 2001 and incorporated herein by reference.
(2)	Incorporated by reference to Exhibit 3.2 filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 1985.